Exhibit 19.1

Axogen, Inc. Insider Trading Policy

Updated: December 16, 2024
1.General
Federal securities law prohibits trading in the securities of a company on the basis of material non-public information. Unlawful insider trading occurs when a person uses Material Non-Public Information (as defined below) obtained through their employment or other involvement with a company to make decisions to purchase, sell or otherwise trade that company’s securities or to provide that information to others outside the company. The prohibitions against insider trading apply to trading, tipping and making recommendations to trade if the information involved is Material Non-Public Information. Anyone violating these laws is subject to personal liability and could face criminal penalties. Axogen Corporation is the wholly owned subsidiary of Axogen, Inc., a public company, and Axogen Corporation and Axogen, Inc. take seriously their obligations, and that of their directors and employees, to prevent insider trading violations. In light of the severity of the possible sanctions, both to the individuals and to us as a company, we have established this Insider Trading Policy (this “Policy”) to assist all of us in complying with our obligations. Any violation of this or any other Company policy could subject individuals to disciplinary action, up to and including, termination.
This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or the applicable law, contact the Compliance Officer (as defined below).
This Policy applies to all members of the Board of Directors and employees of the Company.
This Policy continues in effect until the end of the first Black-Out Period (as defined below) after termination of employment, directorship or other relationship with us. However, if an employee’s employment or consulting relationship is terminated, or a director resigns, during a non-Black-Out Period and, at the time of termination or resignation the employee or director, as applicable, is not in possession of Material Non-Public Information, the terminated employee or resigned director will not be subject to a Black-Out Period that commences after the date of such termination or resignation. Each employee and director is personally responsible for the actions of such individual’s spouse, minor children, anyone else living in such individual’s home, any family members who do not live in such individual’s home but whose transactions in Company securities are directed by such individual or are subject to such individual’s influence or control and any entities under such individual’s control (collectively, “Controlled Persons”), including any pre-clearances required.
1.Statement of Policy
(a)Trading in Company Securities While in Possession of Material Non-Public Information is Prohibited. No individual may, directly or indirectly (through Controlled Persons) buy, sell or otherwise trade in the Company’s securities or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information at any time when the individual has Material Non-Public Information relating to the Company, except as specifically exempted in Section 3 of this Policy. It is important to avoid the appearance, as well as the fact, of trading based on Material Non-Public Information. For purposes of this Policy, the term “trade” includes any transaction in Company securities, including pledges, short sales and other speculative transactions. Each person subject to this Policy may, from time to time, have to forego a proposed transaction even if he or she planned to make the transaction before learning Material Non-public Information and even though the individual may suffer economic loss or forego anticipated profit by waiting.
(b)Trading in Other Public Companies’ Securities While in Possession of Material Non-Public Information is Prohibited. No person subject to this Policy may directly or indirectly (through Controlled Persons) buy or sell securities of [any of the Company’s competitors (as defined in Exhibit B attached which may be amended from time to time)], as well as suppliers, vendors and customers with whom the Company has a material relationship (collectively, the “Specified Companies”), , or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information, if the director or employee becomes aware of Material Non-Public Information about any Specified Company in the course of working for the Company.
(c)Sharing Material Non-Public Information is Prohibited. No person subject to this Policy who possesses Material Non-Public information relating to the Company or the Specified Companies may directly or indirectly (through Controlled Persons) pass that information on to others outside the Company, including friends, family, or other acquaintances (referred to as “tipping”) until such information has been disseminated to the public. You must treat Material Non-Public information about the Specified Companies with the same care required with respect to such information related directly to the Company.
Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know”, even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with the Company. To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of the Specified Companies. Inquiries about the Company should be directed to our Investor Relations or Legal teams.
a.Recommendations Regarding Trading in Company Securities are Prohibited. No person subject to this Policy may make recommendations or express opinions on trading in Company securities while in possession of Material Non-Public Information, except to advise others not to trade in Company securities if doing so might violate the law or this Policy.
b.Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Disclosure and Regulation FD Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine the next steps, including whether the Company should release any Material Non-Public Information, report the violation to the SEC or other appropriate governmental authority or other steps.
c.Black-Out Periods. No person subject to this Policy may buy or sell Company securities during any of the “Black-Out Periods” that occur each fiscal year (see Section 5(a)). The Compliance Officer may advise directors and employees of the Company when the Black-Out Periods start and end; provided that, in any event, directors and employees of the Company are charged with the knowledge of and responsible for their own compliance with this policy. Even when no Black-Out Period is in effect, directors and employees of the Company are prohibited from trading in Company securities while in possession of Material Non-Public Information. In addition to when the Company is not in a Black-Out Period, the Company may impose a Special Black-Out Period at its discretion due to the existence of Material Non-Public Information.
d.Only Designated Company Spokespersons Are Authorized to Disclose Material Non-Public Information. U.S. federal securities laws prohibit the Company from selectively disclosing Material Non-Public Information. The Company has established procedures for releasing Material Information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Neither directors nor employees may disclose Material Non-Public Information to anyone outside the Company, including Controlled Persons and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to our Investor Relations or Legal teams. Additionally, the Legal team is responsible for handling legal matters that may involve certain disclosures.
e.Certain Types of Transactions Are Prohibited.
f.Short Sales. Short sales of Company securities are prohibited, as short sales evidence the seller’s expectation that Company securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects and may reduce the seller’s incentive to improve Company performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits executive officers and directors from engaging in short sales.
i.Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Company securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.
ii.Margin Accounts and Pledges. Directors and employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess Material Non-Public Information or otherwise are not permitted to trade, provided that the Compliance Officer may permit limited pledges in circumstances it determines include reasonable protections against insider trading.
iii.Short-Term Trading. Section 16 Individuals (as defined below) who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short-term stock market performance, instead of Company long-term business objectives, and may result in the disgorgement of any short swing profits.
(i)Reporting of Transactions Required. To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Individuals are required to on the same day as the trade date, or, with respect to transactions effected pursuant to an Approved Rule 10b5-1 Plan, on the day the Section 16 Individual is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Section 16 Individual under Section 16 (such as Controlled Persons) to immediately report directly to the Company and to the Section 16 Individual transaction details, including the following:
(1)Transaction date (trade date).
(2)Number of shares involved.
(3)Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
(4)For stock option exercises, the specific option exercised.
(5)Contact information for the broker who executed the transaction.
(6)Specific representation that the Insider is not in possession of Material Nonpublic Information.
The transaction details must be reported to the Compliance Officer, with copies to Company personnel who will assist the Section 16 Individual in preparing his or her Form 4.
i.Compliance with Company Guidelines Pertaining to Electronic Communications. Directors and employees must follow the Company’s policies relating to electronic communications, including any policies regarding social media and the Company’s Guidelines for Communications with the Investment Community, when participating in any Internet electronic communication forums concerning the Company.
1.Other Transactions in Company Securities and Certain Exceptions
This Policy applies to all transactions in Company securities. The prohibition on trading in Company securities set forth above does not apply to:
(a)Employee Benefit Plans.
(i)Equity Incentive Plan. The trading restrictions set forth in this Policy do not apply to (i) the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards, including “same-day sale” or cashless exercise of Company stock options, (ii) the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares subject to an equity award to satisfy tax withholding requirements, or (iii) the exercise of a tax withholding right under which an employee elects to have the Company withhold shares in connection with the vesting of restricted stock to satisfy tax withholding requirements.
(ii)Employee Stock Purchase Plans and 401(k) Plans. The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while in the possession of Material Non-Public information. Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.
(b)Gifts. Bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the employee or director is aware of Material Non-Public Information and provided any gifts during a Black-out Period or Special Black-out Period is prohibited.
(c)Approved Rule 10b5-1 Plans. Transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an "Approved 10b5-1 Plan") that:
(i)has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
(ii)was entered into in good faith by the Insider at a time when the Insider was not in possession of Material Non-Public Information about the Company and provided no Rule 10b5-1 Plan shall be entered into, revised or amended during a Black-out Period or Special Black-out Period; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any Material Non-Public Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
Any modification, termination, or suspension of an Approved 10b5-1 Plan must be reviewed and approved at least one month in advance of the effective date of such modification, termination, or suspension by the Compliance Officer.
a.Purchases from the Company. The trading restrictions set forth in this Policy do not apply to the purchases of securities from the Company.
1.Pre-clearance of Trades; Suspension of Trading
(a) Pre-Clearance. Certain individuals must contact the Compliance Officer to obtain “pre-clearance” at any time prior to buying or selling our securities. Individuals subject to this pre-clearance requirement are:
(i)Section 16 Individuals. All members of our board of directors, executive officers and Other Restricted Persons (as defined below) are deemed to be a “Section 16 Individual”. Section 16 Individuals must comply with the pre-clearance requirement for six (6) months after the termination of their status as a Section 16 Individual.
(ii)Other Restricted Persons. From time to time, we will notify other persons that they are subject to the pre-clearance requirement if we believe that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information. The Company has designated the persons with the roles/titles listed on Exhibit A as employees who have frequent access to Material Non-Public Information concerning the Company (collectively, “Other Restricted Persons”). The Company will amend Exhibit A from time to time as necessary. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also subject to the pre-clearance procedure.
(a)Pre-Clearance.
(i)Subject to the exemption in subsection (iii) below, no Section 16 Individual subject to preclearance may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's Controlled Persons. This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Individuals and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
(ii)The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(iii)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b51 Plan, the third-party effecting transactions on behalf of the Section 16 Individual subject to preclearance should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.
(b)Suspension of Trading. From time to time, we may recommend that certain individuals suspend trading in our securities because of developments that have not yet been disclosed to the public. All those affected should not trade in our securities while the suspension is in effect and should not disclose to others that we have suspended trading for certain individuals.
1.Definitions
(a)“Axogen,” the “Company,” “we,” “us,” “our” and similar terms refer to Axogen Corporation and/or Axogen, Inc. as applicable, as well as all entities controlled by the Company.
(b)Black-Out Periods. The four Black-Out Periods begin at close of market on March 16th, June 16th, September 16th and December 16th of each year, and end when two full trading days have passed after we announce our press release or results for the preceding fiscal period (earnings release). If the last day of the month falls on a weekend, the Black-Out Period will start at the close of business on the last trading day prior to the weekend.
Assuming each of the days below is a trading day, below is an example of when you can trade:
Announcement on Monday First Day You Can Trade
Before Market Opens Wednesday
While Market is Open Thursday
After Market Closes Thursday
Special Black-Out Periods. From time to time, other types of Material Non-Public Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such Material Non-Public Information is pending, the Company may impose Special Black-Out Periods during which certain are prohibited from trading in the Company's securities. If the Company imposes a Special Black-Out Period, it will notify the individuals affected. The Special Black-Out Period will end as of close of market two full days after the Material Non-Public Information has been announced to the public.
a.Material Information. Information is deemed to be material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
•Financial results;
•Significant clinical outcomes;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A Company restructuring;
•A pending or proposed joint venture;
•Impending bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Changes in dividend policy;
•New product announcements of a significant nature;
•Significant pricing changes;
•Stock splits;
•New equity or debt offerings; Existence of a Special Black-Out Period;
•Significant litigation exposure due to actual or threatened litigation; and
•Major changes in senior management.
Either positive or negative information may be material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
(a)Non-Public Information. Non-Public Information is information that has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For purposes of this Policy, information will be considered public after the close of trading on the second trading day following the Company’s widespread public release of the information.
(b)Securities. Securities include common stock, preferred stock, options to purchase common stock, warrants, convertible debentures, and derivative securities relating to the Company securities, whether or not issued by the Company, such as exchange-traded options.
1.Potential Criminal and Civil Liability; Company-Imposed Disciplinary Sanctions
Each person is individually responsible for complying with the securities laws and this Policy, regardless of whether we have prohibited trading by that person. Trading in securities outside the Black-Out Periods, Special Black-out Periods, or suspension periods should not be considered a “safe harbor.” The Black-out Periods are particularly sensitive for transactions in the Company's securities for compliance with applicable securities laws. The matters set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with all securities trading.
Sanctions for trading on or communicating Material Non-Public Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)Legal Sanctions. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has Material Non-Public Information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained, or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Non-Public Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel.
a.Company-Imposed Disciplinary sanctions. Individuals who violate this Policy will be subject to Company-imposed disciplinary sanctions, which may include ineligibility for future participation in our equity incentive plans, termination of employment or removal from the Board of Directors.
1.Compliance Officer
(a)Identity of Compliance Officer. Our Compliance Officer is our General Counsel; provided, however, that if the Compliance Officer is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Financial Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. We may, in our sole discretion, change the Compliance Officer from time-to-time. Additionally, the Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deem necessary or appropriate in his or her sole discretion.
(b)Duties of Compliance Officer. The duties of the Compliance Officer, or his or her designee, which may be executed on the advice of counsel, shall include, but not be limited to:
•Determining who the Section 16 Individuals are and notifying them.
•Determining who the Other Restricted Persons are and notifying them.
•Pre-clearing all securities transactions by Section 16 Individuals and Other
Restricted Persons to determine compliance with this Policy, insider trading laws and other applicable securities laws and regulations.
•Assisting Section 16 Individuals in the preparation and filing of Section 16 reports (Forms 3, 4 and 5).
•Serving as the Company’s designated recipient of copies of reports filed with the SEC by Section 16 Individuals.
•Reminding all Section 16 Individuals periodically of their reporting obligations.
•Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, Schedules 13D and 13G, officers' and directors' questionnaires, and reports received from our stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Material Non-Public Information.
•Circulating this Policy (and/or a summary) to all employees, including
Section 16 Individuals, and providing this Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Non-Public Information.
•Ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws.
•Assisting our Board of Directors in implementation of this Policy.
•Compliance activities with respect to Rule 144 sales of our securities.
1.This Policy Is Subject to Revision.
The Company may change the terms of this Policy from time to time to respond to developments in law and practice and will take steps to inform all affected persons of any material changes.

EXHIBIT A

OTHER RESTRICTED PERSONS

All Company officers
All Company employees on the Executive and Senior Leadership Team
All Company employees in the finance department
All Company employees in the legal department
All administrative assistants to Company officers